Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the incorporation by reference included in Registration Statement on Form S-8 (Nos. 333-73461 and 333-75859) of our report dated June 25, 2010, with respect to the financial statements and supplemental schedule of Starwood Hotels and Resorts Worldwide, Inc. Savings and Retirement Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009, included in this Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2009 or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
June 25, 2010